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EXHIBIT 11.  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


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                                                                                          Six Months Ended
                                                                                            June 30, 2001
                                                                                       ---------------------
                                                                                       (In Thousands, Except
                                                                                           Per Share Data)

     1.    Net Income                                                                          $111,601
               Less: Preferred stock dividends declared                                           3,000
                                                                                                -------
           Net income available to common shareholders                                         $108,601
                                                                                                =======

     2.    Weighted average common shares outstanding                                            49,158

     3.    ESOP shares not committed to be released                                               2,793
                                                                                               --------
     4.    Total weighted average common shares outstanding                                      46,365
                                                                                               ========

     5.    Basic earnings per common share                                                      $  2.34
                                                                                                =======

     6.    Total weighted average common shares outstanding                                      46,365

     7.    Dilutive effect of stock options using the treasury
               stock method                                                                         921
                                                                                                -------
     8.    Total average common and common equivalent
               shares                                                                            47,286
                                                                                                =======

     9.    Diluted earnings per common share                                                    $  2.30
                                                                                                =======
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